Exhibit 10.4

RELIANT ENERGY, INC.,

as guarantor

PENNSYLVANIA ECONOMIC DEVELOPMENT FINANCING AUTHORITY
EXEMPT FACILITIES REVENUE BONDS
(Reliant Energy Seward, LLC Project)
SERIES 2003A

SECOND SUPPLEMENTAL GUARANTEE AGREEMENT

Dated as of December 1, 2006

to

GUARANTEE AGREEMENT

Dated as of December 22, 2004

The Bank of New York Trust Company, N.A.,

as Trustee

GUARANTEE AGREEMENT

SECOND SUPPLEMENTAL GUARANTEE AGREEMENT dated as of December 1, 2006 (this “Supplemental Guarantee Agreement”) to the Guarantee Agreement dated as of December 22, 2004 (the “Guarantee Agreement”) by and among Reliant Energy, Inc., a Delaware corporation (the “Company”), the Subsidiary Guarantors (as defined therein), and The Bank of New York Trust Company, N.A., as trustee (the “Trustee”) (as successor to J.P. Morgan Trust Company, National Association), relating to the Pennsylvania Economic Development Financing Authority Exempt Facilities Revenue Bonds (Reliant Energy Seward, LLC Project) Series 2003A, as supplemented by the Supplemental Guarantee Agreement dated as of September 21, 2006 among the Company, Reliant Energy Power Supply, LLC and the Trustee.  Capitalized terms used in this Supplemental Guarantee Agreement, but not defined herein, shall have the respective meanings given to such terms in the Guarantee Agreement.

WITNESSETH:

WHEREAS, Section 9.02 of the Guarantee Agreement provides, among other things, that the Company and the Trustee may amend or supplement the Guarantee Agreement with the consent of the Holders of at least a majority in aggregate principal amount of the Series 2003A Bonds then Outstanding; and

WHEREAS, the Company has solicited the consent of the Holders to certain amendments to the Guarantee Agreement described in the Second Amended and Restated Consent Solicitation Statement dated November 8, 2006 (the “Consent Solicitation Statement”) and which have been reflected herein (the “Amendments”); and

WHEREAS, the Company has received and filed with the Trustee, in the manner contemplated by the Guarantee Agreement, evidence of the consent of the Holders of at least a majority in aggregate principal amount of the outstanding Series 2003A Bonds, consenting to the Amendments to be effected in the form of this Supplemental Guarantee Agreement; and

NOW, THEREFORE, in consideration of the mutual agreements herein set forth, the parties hereto agree as follows:

1.             Amendments to the Guarantee Agreement.

The following amendments are made to the Guarantee Agreement effective as of the date specified in Section 2 below:

(a)           In Section 1.01:

(1)           The definition of “Excluded Securities” is amended in its entirety to read as follows:

Excluded Securities” means debt or equity securities issued by any Subsidiary of the Company other than RERH Holdings, LLC, IP Trust, IT Trust, Orion Power Holdings, Inc. and REMA (or their successors); provided, however, that “Excluded Securities” shall include beneficial interests in the IP Trust or the IT Trust that are held by RERH Holdings, LLC or its Subsidiaries.

(2)           The definition of “Excluded Subsidiaries” is amended to delete the reference to “RE Retail Receivables, LLC.”

(3)           The following definition is added:

“IP Trust” means Reliant Energy Trademark Trust, a Delaware statutory trust.

(4)           The following definition is added:

“IT Trust” means Reliant Energy IT Trust, a Delaware statutory trust.

(5)           The definition of “Permitted Liens” is amended:

(i)            to amend clause (24) in its entirety to read as follows:

(24)         [Reserved];

(ii)           to delete “and” at the end of clause (33);

(iii)          to add the following new clause (34) after clause (33):

(34)         Liens on assets of RERH Holdings, LLC and its Subsidiaries securing obligations of RERH Holdings, LLC or any of its Subsidiaries under (a) Credit Facilities in an aggregate principal amount not to exceed $300,000,000 plus all other obligations due under such Credit Facilities and (b) any agreement for or in support of the supply or sales of energy or products or services related or incidental to the supply or sales of energy or any activities related to the supply or sales of energy or products or services related or incidental to the supply or sales of energy of RERH Holdings, LLC or any of its Subsidiaries, including any agreement providing for the reimbursement of guarantees or collateral postings made on behalf of RERH Holdings, LLC or any of its Subsidiaries; and

; and

(iv)          to renumber existing clause “(34)” as clause “(35).”

(6)           The definition of “Permitted Prior Liens” is amended to substitute “and (33)” with “, (33) and (34).”

(b)           Section 4.08(b) is amended:

(1)           to delete “and” at the end of clause (18);

(2)           to substitute “; and” for the period at the end of clause (19); and

(3)           to add the following new clause (20) after clause (19):

(20)         restrictions on RERH Holdings, LLC or any of its Subsidiaries contained in (a) the Working Capital Facility dated as of September 24, 2006 among Reliant Energy Power Supply, LLC (“REPS”), the guarantors party thereto, and Merrill Lynch Capital Corporation, (b) the Credit Sleeve and Reimbursement Agreement dated as of September 24, 2006 among REPS, the guarantors party thereto, Merrill Lynch Commodities, Inc., and Merrill Lynch & Co., Inc., and (c) any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the agreements referred to in the preceding clauses (a) and (b), provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements as reasonably determined by the Company.

(c)           The following Subsection (c) is added to Section 4.08:

(c)           Promptly following the last day of each month and so long as such payment is permitted under the terms of the agreements referred to in Section 4.08(b)(20), the Company shall cause RERH Holdings, LLC to pay cash dividends or distributions to the Company in an amount equal to (i) the amount which is permitted under the terms of the agreements referred to in Section 4.08(b)(20) on such day minus (ii)(A) amounts reasonably estimated by the Company to be due and payable by RERH Holdings, LLC and its Subsidiaries on or before the 20th day of the month next occurring plus (B) the lesser of (1) $100,000,000 and (2) the amount permitted under the Credit Agreement on the date the agreements referred to in Section 4.08(b)(20) become effective.

(d)           In Section 4.09(b):

(1)           Subsection (b)(1) of Section 4.09 is amended in its entirety to read as follows:

(1)           the incurrence (A) by the Company and the guarantee by the Guarantors of additional Indebtedness and letters of credit under Credit Facilities, (B) by Securitization Entities of Indebtedness in Qualified Securitization Transactions, and (C) by RERH Holdings, LLC and its Subsidiaries of additional Indebtedness and letters of credit under Credit Facilities (including guarantees of such Indebtedness) (provided, however, that (I) the aggregate principal amount of Indebtedness incurred under this clause (C) at any one time outstanding shall not exceed $310,000,000, and (II) the proceeds of Indebtedness incurred under this clause (C) shall be used only for the repayment of Indebtedness and other Obligations of RERH Holdings, LLC and its Subsidiaries or to finance working capital needs of RERH Holdings, LLC and its Subsidiaries, including the payment of sales, general and administrative, and operations and maintenance expenses (including capital expenditures) and all other expenses in the ordinary course of business of RERH Holdings, LLC and its Subsidiaries) in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder), including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (1), not to exceed $2.5 billion;

(2)           The following paragraph is added to the end of the section:

Notwithstanding anything in this Section 4.09(b) to the contrary, the aggregate principal amount of Indebtedness of RERH Holdings, LLC and its Subsidiaries at any one time outstanding, other than Indebtedness incurred pursuant to clause (14) of this Section 4.09(b), may not exceed $310,000,000.

(e)           Section 4.10 is amended in its entirety to read as follows:

Section 4.10  Asset Sale Offers.

(a)           Within five Business Days after the receipt of any Net Proceeds from an Asset Sale of the Equity Interests of RERH Holdings, LLC (and its successors), of all or substantially all of the assets of RERH Holdings, LLC and its Subsidiaries (and their successors), or of all or substantially all of the assets of the Company and its Subsidiaries (other than RERH Holdings, LLC and its Subsidiaries (and their successors)), the Company shall make an Asset Sale Offer to all Holders of each Series of Bonds and all holders of other Indebtedness (including the 2014 Notes, the Existing 2010 Notes, and the Existing 2013 Notes) that is pari passu with the Seward Guarantees (other than Credit Agreement Debt) (and so long as this Guarantee Agreement is Equally and Ratably secured with such other pari passu Indebtedness) containing provisions similar to those set forth in this Guarantee Agreement with respect to offers to purchase or redeem with the proceeds of sales of assets, to purchase (or repay, prepay or redeem, as applicable) an aggregate principal amount of each Series of

Bonds and such other pari passu Indebtedness that may be purchased (or repaid, prepaid or redeemed) equal to the aggregate of such Net Proceeds multiplied by a fraction, the numerator of which consists of (A) the aggregate principal amount then outstanding on each Series of Bonds and all such other pari passu Indebtedness containing such provisions (not including Credit Agreement Debt) and the denominator of which is (B) the sum of (i) such aggregate amount in the preceding clause (A) and (ii) the Credit Agreement Debt then outstanding (an “Asset Sale Offer”). The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest to the date of purchase, and shall be payable in cash.  If any such Net Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Net Proceeds for any purpose not otherwise prohibited by this Guarantee Agreement.  If the aggregate principal amount of each Series of Bonds and such other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of such Net Proceeds, the Company shall select the Series of Bonds and such other pari passu Indebtedness to be purchased on a pro rata basis based on the principal amount of Series of Bonds and such other pari passu Indebtedness tendered.

(b)           In the event that, pursuant to Section 4.10 hereof, the Company is required to commence an Asset Sale Offer, it shall follow the procedures specified below.

(c)           The Asset Sale Offer shall be made to all holders of each Series of Bonds and all holders of other Parity Secured Debt (other than Credit Agreement Debt) containing provisions similar to those set forth in this Guarantee Agreement with respect to offers to purchase or redeem with the proceeds of sales of assets.  The Asset Sale Offer shall remain open for a period of at least 20 Business Days following its commencement and not more than 30 Business Days, except to the extent that a longer period is required by applicable law (the “Offer Period”).  No later than three Business Days after the termination of the Offer Period (the “Purchase Date”), the Company shall apply a portion of the Net Proceeds as calculated pursuant to the first sentence of Section 4.10(a) hereof (the “Offer Amount”) to the purchase of Notes and such other Parity Secured Debt (on a pro rata basis, if applicable) or, if less than the Offer Amount has been tendered, all Series of Bonds and other Indebtedness tendered in response to the Asset Sale Offer.  Payment for any bond in a Series of Bonds (each a “Bond”) so purchased shall be made in the same manner as interest payments are made.

(d)           If the Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest shall be paid to the Person in whose name a Bond is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender Bonds pursuant to the Asset Sale Offer.

(e)           Upon the commencement of an Asset Sale Offer, the Company shall send, by first class mail, a notice to the Trustee and each of the Holders.  The notice will contain all instructions and materials necessary to enable such Holders to tender Bonds pursuant to the Asset Sale Offer.  The notice, which will govern the terms of the Asset Sale Offer, will state:

(i)            that the Asset Sale Offer is being made pursuant to Section 4.10 hereof and the length of time the Asset Sale Offer will remain open;

(ii)           the Offer Amount, the purchase price and the Purchase Date;

(iii)          that any Bond not tendered or accepted for payment will continue to accrue interest;

(iv)          that, unless the Company defaults in making such payment, any Bond accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest;

(v)           that Holders electing to have a Bond purchased pursuant to an Asset Sale Offer may elect to have Bond purchased in integral multiples of $1,000 only;

(vi)          that Holders electing to have a Bond purchased pursuant to any Asset Sale Offer shall be required to surrender the Bond endorsed or assigned as the Trustee may require or transfer by book-entry transfer, to the Company or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;

(vii)         that Holders shall be entitled to withdraw their election if the Company or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Bond the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Bond purchased;

(viii)        that, if the aggregate principal amount of Bonds and other Parity Secured Debt surrendered in connection with the Asset Sale Offer exceeds the Offer Amount, the Company shall select the Bonds and other Parity Secured Debt to be purchased on a pro rata basis based on the principal amount of Bonds and such other Parity Secured Debt surrendered (with such adjustments as may be deemed appropriate by the Company so that only Bonds in denominations of $1,000, or integral multiples thereof, will be purchased); and

(ix)           that Holders whose Bonds were purchased only in part will be issued new Bonds equal in principal amount to the unpurchased portion of the Bonds surrendered (or transferred by book-entry transfer).

On or before the Purchase Date, the Company shall, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Bonds or portions thereof tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Bonds tendered, and shall deliver to the Trustee an Officer’s Certificate stating that such Bonds or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 4.10.  The Company or the Paying Agent, as the case may be, shall promptly (but in any case not later than five days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Bonds tendered by such Holder and accepted by the Company for purchase, and the Company shall promptly cause the issuance of a new Bond, and the Trustee, upon written request from the Company shall authenticate and mail or deliver such new Bond to such Holder, in a principal amount equal to any unpurchased portion of the Bond surrendered.  Any Bond not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof.  The Company shall publicly announce the results of the Asset Sale Offer on or as soon as practicable after the Purchase Date.

(f)            The foregoing shall be made in accordance with the terms of the Indenture and, to the extent inconsistent with any terms of the Indenture, the terms of the Indenture shall control.

(g)           If a Holder of a bond in Series of Bonds’ acceptance of any Asset Sale Offer results in the inclusion of the interest on such Holder’s bonds in the gross income of such Holder for federal income tax purposes, the Company shall pay such Holder on the date each interest payment is due for such Holder’s Series of Bonds an amount equal to the interest then due and payable divided by (1 minus the highest effective federal tax rate at such time) less the amount of interest otherwise paid to the Holder.

(f)            Section 4.24 is added to read in its entirety as follows:

Section 4.24  Early Redemption.

The Company and the Subsidiary Guarantors agree that, notwithstanding the terms of the Series 2003A Bonds, (1) the Company and the Subsidiary Guarantors will cause the Series 2003A Bonds not to be redeemed before June 1, 2011 and (2) upon any optional redemption of the Series 2003A Bonds during the period beginning June 1, 2011 and ending May 31, 2014, the Company and the Subsidiary Guarantors will cause an additional amount to be paid to the Holders of the Series 2003A Bonds being redeemed such that the aggregate amount received by such Holders upon redemption is equal to the amounts expressed as a percentage of principal amount set forth below (plus accrued interest, if any, to the redemption date) for a redemption of the Series 2003A Bonds during the periods set forth below:

Optional Redemption Dates	Redemption Prices

June 1, 2011 through May 31, 2012	103%
June 1, 2012 through May 31, 2013	102%
June 1, 2013 through May 31, 2014	101%

(g)           The following Subsection (h) is added to Section 10.06:

(h)           Notwithstanding anything herein to the contrary, the Company agrees that, without the prior consent of the holders of at least a majority in aggregate principal amount of the Guarantee Obligations with respect to each Series of Bonds, the Collateral Trustee’s Liens in the Equity Interests of RERH Holdings, LLC (or its successor) or, if any, in all or substantially all of the assets of RERH Holdings, LLC and its Subsidiaries (or their successors) (the “Retail Assets”) or in all or substantially all of the Company and its Subsidiaries’ (other than RERH Holdings, LLC and its Subsidiaries’ (or their successors)) assets, including Equity Interests (the “Wholesale Assets”) may not be released, except no such consent shall be required (i) in the case of an Asset Sale of the Equity Interests of RERH Holdings, LLC (or its successor), the Retail Assets or the Wholesale Assets or (ii) on and after the date on which, as of the last day of two consecutive Fiscal Quarters, both (A) the Consolidated Leverage Ratio for the applicable immediately preceding four Fiscal Quarters was 2.75:1 or less and (B) the Consolidated Interest Coverage Ratio for the applicable immediately preceding four Fiscal Quarters was 3.25:1 or more (the “Ratio Test”).  The Company agrees to file a current report on Form 8-K with the SEC showing the calculation of the Ratio Test within 60 days (or 90 days if end of the period is also the end of a fiscal year) (i) after the end of first four-quarter period in which it meets the Ratio Test and for which it proposes to use the Ratio Test to implement the foregoing Lien release and (ii) after the end of the second consecutive four-quarter period in which it meets the Ratio Test and for which it proposes to use the Ratio Test to implement the foregoing Lien release.  The Company also agrees to promptly notify the Trustee of the filing of the Form 8-K and to deliver to the Trustee the calculations of the Ratio Test certified by the Company’s chief financial officer and that the Company may not implement a Lien release without consent on account of the Ratio Test without first complying with this sentence and the immediately preceding sentence.

The following terms shall have the following meanings when used in this paragraph (h):

“Acquisition” means any transaction or any series of related transactions by which a Person (a) acquires any going business (including a power generation facility) or all or substantially all of the assets of any other Person, or division thereof, whether through purchase of assets, merger, or otherwise or (b) directly or indirectly acquires greater than 50% of the Voting Stock of any other Person.

“Consolidated EBITDAR” means, for any period for the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP, an amount equal to, without any duplication, (a) net income (before giving effect to the cumulative effect of changes in accounting principles and discontinued operations and before income taxes and franchise taxes to the extent based on the income of such Person and its Subsidiaries) for such period, plus (b) Consolidated Interest Charges for such period, plus (c) depreciation, depletion, impairment, abandonment and amortization expense for such period, plus (d) the book accounting lease expense under the REMA Lease for such period, plus (e) interest and fees expensed under any receivables monetization or securitization during such period, plus (f) net unrealized losses related to trading or non-trading energy derivatives, plus (g) cash dividends or distributions actually received during such period from an entity which is not a consolidated Subsidiary of such Person, minus (h) net unrealized gains related to trading or non-trading energy derivatives; provided, however, for purposes of this definition, (i) gains and losses on the disposition of assets not in the ordinary course of business, (ii) any other noncash charge or gain, and (iii) any extraordinary or other non-recurring item or expense, including severance costs, shall be excluded to the extent incurred or realized during such period in accordance with GAAP from the calculation of Consolidated EBITDAR. If during any period for which Consolidated EBITDAR is being determined, the Company or any Subsidiary shall have (a) made or consummated any Acquisition for gross consideration of $3,000,000 or more (including Indebtedness assumed), then Consolidated EBITDAR shall be determined on a pro forma basis for such period as if such Acquisition had been made or consummated as of the beginning of the first day of such period or (b) made or consummated any Asset Sale that is not fully included in discontinued operations, then Consolidated EBITDAR shall, to the extent such Asset Sale is not excluded from Consolidated EBITDAR pursuant to the foregoing proviso, be determined on a pro forma basis for such period as if such Asset Sale had been made or consummated as of the beginning of the first day of such period.

“Consolidated Interest Charges” means, without duplication, for any period for the Company and its Subsidiaries on a consolidated basis in accordance with GAAP, (a) the total interest expense for such period, plus (b) the interest expense during such period attributable to (i) the REMA Lease, (ii) the fees and yield paid in connection with, or interest expense attributable to, any account receivables securitization or monetization permitted hereunder, and (iii) any capitalized interest during such period, plus (c) all cash dividends and distributions paid on preferred or preference stock, plus (d) to the extent deducted in determining total interest expense, net unrealized gains under any agreement described in the definition of “Hedging Obligations” permitted hereunder and existing on or prior to December 22, 2004 (excluding any ongoing settlement payments in connection with permitted interest rate swap agreements), minus (e)(i) the total interest income of such Person and its Subsidiaries, including interest income from any escrow or trust account, (ii) in all cases whether expensed or amortized, any interest expense attributable to (A) any makewhole or premium paid in connection with the repayment of any Debt, (B) any upfront direct or indirect costs, expenses, or fees incurred in connection with, including those arising out of the preparation for the maturity of, (1) any Debt, (2) the incurrence of any Debt after December 22, 2004, or (3) the amendment of any Debt, (C) to the extent added in determining total interest expense, the upfront cost and net unrealized losses under any agreement described in the definition of “Hedging Obligations” permitted hereunder and existing on or prior to December 22, 2004 (excluding ongoing settlement payments in connection with permitted interest rate swap agreements), and (D) any of the RRI Warrants; (iii)  all non-recurring interest expense with respect to items not constituting Indebtedness, and (iv) interest expense attributable to Indebtedness repaid or required to be repaid under any Indebtedness for which the Company has notified the Credit Agreement Agent in writing that it agrees it will not designate the Net Proceeds as Excluded Proceeds, in each case in connection with an Asset Sale.

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDAR for the period of the four prior Fiscal Quarters ending on such date to (b) Consolidated Interest Charges for such period.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Debt as of such date to (b) Consolidated EBITDAR for the period of the four Fiscal Quarters most recently ended.

“Consolidated Total Debt” means, as of any date of determination, for the Company and its Subsidiaries on a consolidated basis in accordance with GAAP, (i) all outstanding Debt of the Company and its Subsidiaries on such date, minus (ii) without duplication, all (a) cash and short-term investments, in an aggregate amount not to exceed $300,000,000 at any time, (b) restricted cash, in an amount not to exceed the aggregate amount of Indebtedness of the Company or any of its Subsidiaries, the terms of which Indebtedness cause such cash to appear as restricted cash on the consolidated balance sheet of the Company and its Subsidiaries, and (c) broker, counterparty, and customer margin/collateral assets and deposits advanced to or held on behalf of such broker, counterparty or customer, as each of the foregoing appears on the consolidated balance sheet of the Company and its Subsidiaries.

“Debt” means, as of any date of determination with respect to the Company and its Subsidiaries, without duplication, in accordance with GAAP the following: (a) the total amount of indebtedness, including any fair value adjustments, and other obligations of the Company and its Subsidiaries for borrowed money (whether by loan or the issuance of debt securities), including the unreimbursed amount of any drawings under letters of credit issued for the account of the Company or any of its Subsidiaries, but excluding the amount of indebtedness for borrowed money that is either (i) required to be repaid or (ii) for which the Company has notified the Credit Agreement Agent in writing that it agrees it will not designate the Net Proceeds as Excluded Proceeds, in each case in connection with an Asset Sale, (b) all Capital Lease Obligations and, except for the REMA Lease, Attributable Debt in respect of sale and leaseback transactions or financing leases, (c) the unpaid balance owed to the certificate holders under the REMA Lease, (d) obligations under any accounts securitization or monetization arrangement permitted hereunder and not recorded on the Company balance sheet for that period, and (e) all guaranties of payment or collection of any obligations described in clauses (a) through (d) of this definition of any other Person; provided, however, that Debt shall not include:  (i) any guaranties that may be incurred by endorsement of negotiable instruments for deposit or collection in the ordinary course of business or similar transactions, (ii) any Obligations or guaranties of performance of Obligations under performance bonds, (iii) trade accounts payable in the ordinary course of business, (iv) customer advance payments and customer deposits arising in the ordinary course of business, (v) the liability of any Person as a general partner of a partnership for Debt of such partnership, if the partnership is not a Subsidiary of such Person, and (vi) any completion or performance guarantees (or similar guarantees that a project or a Subsidiary perform as planned).  In determining the outstanding amount of any Debt:  (a) the amount of money borrowed shall be the outstanding principal amount thereof, (b) the amount of all unreimbursed letters of credit shall be the unreimbursed amount thereof, (c) the amount of any accounts monetization or securitization shall be the amount invested by the investor therein, and (d) the amount of guaranties shall be the amount of the guaranteed obligations determined as provided above in this sentence.

“RRI Warrants” means the warrants issued by the Company and outstanding on December 22, 2004.

(h)           Subsection (a)(2) of Section 13.01 is amended in its entirety to read as follows:

(2)           the Seward Subsidiary and the Seward Collateral Trustee shall file a mortgage on the Seward Collateral substantially in the form of Exhibit B hereto for the benefit of the present and future holders of the Series 2003A Bonds and any other Permitted Secured PEDFA Bond Indebtedness on an Equal and Ratable Basis on or before the date on which the Seward Security Event occurs, and the Series 2003A Bonds will thereafter be secured by Liens upon the Seward Subsidiary’s rights in the Seward Collateral;

2.             Effectiveness of Amendments.

The Amendments shall become effective on the date of this Supplemental Guarantee Agreement.

3.             Ratification of Guarantee Agreement.

The Guarantee Agreement, as supplemented and amended by this Supplemental Guarantee Agreement, is in all respects ratified and confirmed, and this Supplemental Guarantee Agreement shall be deemed part of the Guarantee Agreement in the manner and to the extent herein and therein provided.

4.             Trustee Not Responsible for Recitals.

The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof.  The Trustee makes no representation as to the validity or sufficiency of this Supplemental Guarantee Agreement.

5.             Governing Law.

THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN THIS SUPPLEMENTAL GUARANTEE AGREEMENT.

6.             Separability.

In case any one or more of the provisions contained in this Supplemental Guarantee Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, then, to the extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provisions of this Supplemental Guarantee Agreement, but this Supplemental Guarantee Agreement shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein.

7.             Counterparts.

This Supplemental Guarantee Agreement may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Guarantee Agreement to be duly executed by their respective officers thereunto duly authorized, as of the day and year first above written.

RELIANT ENERGY, INC.,
as Guarantor

By:	/s/ Andrew Johannesen
Name:	Andrew Johannesen
Title:	Vice President and Assistant Treasurer

RELIANT ENERGY ASSET MANAGEMENT, LLC

RELIANT ENERGY BROADBAND, INC.

RELIANT ENERGY CALIFORNIA HOLDINGS, LLC

RELIANT ENERGY COMMUNICATIONS, INC.

RELIANT ENERGY COOLWATER, INC.

RELIANT ENERGY CORPORATE SERVICES, LLC

RELIANT ENERGY ELLWOOD, INC.

RELIANT ENERGY ETIWANDA, INC.

RELIANT ENERGY FLORIDA, LLC

RELIANT ENERGY KEY/CON FUELS, LLC

RELIANT ENERGY MANDALAY, INC.

RELIANT ENERGY NORTHEAST GENERATION, INC.

RELIANT ENERGY NORTHEAST HOLDINGS, INC.

RELIANT ENERGY ORMOND BEACH, INC.

RELIANT ENERGY POWER GENERATION, INC.

RELIANT ENERGY SABINE (TEXAS), INC.

RELIANT ENERGY SERVICES DESERT BASIN, LLC

RELIANT ENERGY SERVICES MID-STREAM, LLC

RELIANT ENERGY SEWARD, LLC

RELIANT ENERGY TRADING EXCHANGE, INC.

RELIANT ENERGY VENTURES, INC.

RELIANT ENERGY WHOLESALE GENERATION, LLC

By:	/s/ Andrew Johannesen
Name:	Andrew Johannesen
Title:	Assistant Treasurer of the corporations and limited liability companies listed above

RELIANT ENERGY SERVICES, INC.

By:	/s/ Andrew C. Johannesen
Name: Andrew C. Johannesen
Title: Vice President and Treasurer

RELIANT ENERGY ELECTRIC SOLUTIONS, LLC

RELIANT ENERGY POWER SUPPLY, LLC

RELIANT ENERGY RETAIL SERVICES, LLC

RELIANT ENERGY SOLUTIONS EAST, LLC

By:	/s/ Lloyd A. Whittington
Name: Lloyd A. Whittington
Title:Vice President and Treasurer of the limited liability companies listed above

RELIANT ENERGY RETAIL HOLDINGS, LLC

By:	/s/ Lloyd A. Whittington
Name:	Lloyd A. Whittington
Title:	Assistant Treasurer

RELIANT ENERGY CAPTRADES HOLDING CORP.

RELIANT ENERGY SABINE (DELAWARE), INC.

By:	/s/ Patricia F. Genzel
Name: Patricia F. Genzel
Title: President and Secretary

THE BANK OF NEW YORK TRUST COMPANY,
N.A., as Trustee

By:	/s/ Michael J. Judge
Authorized Signatory